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                                                                     EXHIBIT 4.6

FORM A1




IDEX Corporation
Attention: Doug Lennox
630 Dundee Road
Northbrook, Illinois 60062

                  Re: Offer, dated as of December 3, 2001, for a U.S. $20,000,000 Uncommitted Line of Credit


Ladies and Gentlemen:

1.       Introduction:

Credit Lyonnais Chicago Branch ("Lender") is pleased to offer to negotiate with IDEX Corporation, a Delaware corporation ("Borrower"), for the making of loans (the "Loans") and the issuance of standby letters of credit and commercial letters of credit (collectively, the "Letters of Credit") on an uncommitted basis and subject to the terms and conditions hereof and of the other Credit Documents (as defined in Section 2); provided, however, that the sum of (a) the aggregate principal amount of Loans outstanding at any time and (b) the aggregate amount of Letters of Credit outstanding at any time shall not exceed U.S. $20,000,000 (twenty million dollars).

Upon execution hereof by Borrower and the satisfaction of the conditions to effectiveness set forth herein, this Agreement shall become effective and shall remain in effect until the earlier of (i) 364 days from the date set forth above and (ii) the date of revocation hereof by Lender in its sole discretion or by Borrower by delivery of a written notice of revocation to Lender (such earlier date, the "Expiration Date"). Any obligations of Borrower incurred pursuant to this Agreement shall survive its revocation or expiration.

BORROWER UNDERSTANDS AND AGREES THAT (A) LENDER MAY REVOKE THIS AGREEMENT AT ANY TIME WITHOUT NOTICE TO BORROWER AND (B) THIS AGREEMENT IS NOT A COMMITMENT BY LENDER TO MAKE LOANS OR ISSUE ANY LETTER OF CREDIT AND NO COMMITMENT FEE IS BEING PAID.

2.       Definitions:

Capitalized terms used but not defined herein will have the respective meanings ascribed thereto in the Credit Agreement. As used herein and in the other Credit Documents, the following terms have the following meanings:

"Adjusted Eurorate": with respect to each day during each Interest Period in respect of a Eurorate Loan, a rate per annum determined for such day by dividing the Eurorate by the difference between (a) 1.00 and (b) the Reserve Requirement (rounded upwards, if necessary, to

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the nearest 1/100 of 1%). "Eurorate" shall mean the offered rate quoted by
Lender to banks in the New York interbank eurodollar market for deposits in eurodollars in immediately available funds in amounts and for durations comparable to the relevant Loan and Interest Period.

"Adjusted LIBOR": with respect to each day during each Interest Period in respect of a LIBOR Loan, a rate per annum determined for such day by dividing the LIBOR Rate by the difference between (a) 1.00 and (b) the Reserve Requirement (rounded upwards, if necessary, to the nearest 1/100th of 1%). "LIBOR rate" shall mean the rate displayed on page 3750 on the Teleratesystem Incorporated Service (or such other page as may replace such page on such service) as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of the applicable Interest Period for U.S. dollar deposits with a term comparable to such Interest Period.

"Agreement": this Offer, as amended, supplemented, extended or otherwise modified from time to time.

"Applicable Margin": on any day, a rate per annum equal to the "Applicable Rate-Offshore Rate" for that day under the Credit Agreement.

"Application": an application, in such form as Lender may specify from time to time, requesting Lender to open a Letter of Credit.

"Base Rate": as determined by Lender an a daily basis, the higher of (a) the rate per annum established by Lender from time to time as the reference rate for short-term commercial loans in US. dollars to domestic corporate borrowers (which Borrower acknowledges is not necessarily Lender's lowest rate) and (b) the overnight cost of funds of Lender as determined solely by Lender plus 1/4 of l% per annum.

"Base Rate Loan": any Loan whose rate of interest is based on the Base Rate.

"Borrower": as defined in Section 1 hereof.

"Business Day": any day, other than a Saturday or Sunday or legal holiday, on which (a) commercial banks generally are open for business in New York, New York, (b) in the case of Eurorate Loans, dealings in eurodollar deposits are generally carried out in the New York City interbank eurodollar market and (c) in the case of LIBOR Loans, dealing in eurodollar deposits are generally carried out in the London interbank eurodollar market.

"Change of Control": means any of the following: (i) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of the Borrower's capital stock having the right to vote for the election of directors of the Borrower under ordinary circumstances; or (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Borrower's board of directors (together with any new directors whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so


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approved) cease for any reason other than death or disability to constitute a majority of the directors then in office..

"Contingent Obligation": as to any Person, any guarantee of payment by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

"Credit Agreement": the Credit Agreement, dated June 8, 2001, among Borrower, Bank of America, N.A., as Agent and issuing bank and the other financial institutions party thereto.

"Credit Documents": this Agreement, the Applications and the Note.

"Default": any Event of Default or any condition or event which, after the giving of notice, the lapse of time, or both, or any other condition, would become an Event of Default.

"Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder, in each case, as amended from time to time.

"Eurodollar Loan": any Eurorate Loan or LIBOR Loan.

"Eurorate Interest Period": as defined in Section 5.

"Eurorate Loan": any Loan whose rate of interest is based on the Adjusted Eurorate.

"Event of Default": as defined in Section 12.

"Expiration Date": as defined in Section 1.

"GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 10.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Indebtedness": of any Person at any date means, without duplication: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become


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liable for the payment thereof, (f) all Contingent Obligations of such Person and (g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to Lender and in accordance with accepted industry practice). The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

"Interest Period": a Eurorate Interest Period or LIBOR Interest Period, as the case may be.

"L/C Obligations:" at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and
(b) the aggregate amount of drawings under Letters of Credit for which Lender has not then been reimbursed.

"Lender": as defined in Section 1.

"LIBOR Interest Period": as defined in Section 5.

"LIBOR Loan": any Loan whose rate of interest is based on the Adjusted LIBOR.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; any conditional sale or other title retention agreement or any capital lease obligation having substantially the same economic effect as any of the foregoing.

"Loan": any loan made by Lender pursuant to this Agreement.

"Material Adverse Effect": means (a) a material adverse effect on the business, operations, property, or financial condition of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower to perform its obligations under any Credit Document or (c) a material adverse effect on the validity or enforceability of any Credit Documents.

"Maturity Date": (a) in respect of any Base Rate Loan, the Expiration Date or such earlier date as the Base Rate Loans shall mature, whether by reason of acceleration or otherwise, (b) in respect of any Eurorate Loan, the Expiration Date or such earlier date as the Eurorate Loans shall mature, whether by reason of acceleration or otherwise, (c) in respect of any LIBOR Loan, the Expiration Date or such earlier date as the LIBOR Loans shall mature, whether by reason of acceleration or otherwise and (d) in respect of any Letter of Credit, the Expiration Date or such earlier date as the L/C Obligations shall mature, whether by reason of acceleration or otherwise.

"Note": the promissory note of Borrower, in form and substance satisfactory to Lender, with appropriate insertions as to payee, date and principal amount.

"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, restriction or



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regulation or determination of an arbitrator or a court or other governmental authority (including, without limitation, any federal, state or local environmental and employee benefit laws and regulations), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Requirement": for any day as applied to a Eurodollar Loan, the aggregate percentage (expressed as a decimal) which is in effect from time to time under Regulation D ("Regulation D") of the Board of Governors of the Federal Reserve System of the United States (the "Board") or any successor regulation, as the maximum reserve requirement in effect on such day (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable to member banks of the Federal Reserve System with respect to "Eurocurrency Liabilities" (as that term is defined in Regulation D) or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined under any regulations of the Board or any other governmental authority having jurisdiction with respect thereto. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of, or credit for, proration, exceptions or offsets that may be available from time to time to Lender under Regulation D.

"Responsible Officer" means the chief executive officer, the chief legal officer, the president, the chief financial officer, the controller or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interest having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

3.       Drawdowns and Issuance:

Promptly upon the written request by Borrower for a utilization hereunder (which request must be received by Lender prior to 11:00 A.M. (New York time) on the proposed date of such utilization (which must be a Business Day); provided, however, that such request must be received by Lender prior to 10:00 A.M. (New York time) three Business Days prior to the requested borrowing date in the case of LIBOR Loans). Lender shall inform Borrower of its decision in its sole discretion to accept or reject such request. Any such request in respect of Loans shall specify (a) the date of such Loan, (b) the aggregate amount of such Loan, (c) whether such Loan is a Base Rate Loan, Eurorate Loan or LIBOR Loan and
(d) in the case of Eurodollar Loans, the applicable Interest Period. In lieu of delivering such written notice, Borrower may give Lender telephonic notice of any proposed utilization by the time required




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herein if it confirms such notice by delivery to Lender of written notice promptly (but in no event later than the date on which such utilization is requested to be made).

4.       Base Rate Loans:

Each Base Rate Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 and shall be for a period of up to 30 days as selected by Borrower and shall mature and be due and payable on demand or, if no demand is made, then on the earlier of the last day of such period or the Maturity Date. Base Rate Loans shall bear interest from the date of drawdown to the date when due at the Base Rate. Accrued and unpaid interest in respect of Base Rate Loans shall be due and payable on the earliest of demand, the last day of each calendar month and the Maturity Date as well as upon any prepayment to the extent accrued on the amount prepaid.

A Base Rate Loan may be prepaid at any time without premium or penalty upon written notice received by Lender no later than 11:00 A.M. (New York time) on the date of prepayment; provided, however, that partial prepayments of a Base Rate Loan shall be in integral multiples of $1,000,000.

5.       Eurodollar Loans:

Each Eurorate Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 and shall be for a period of up to one month as selected by Borrower (each such period, a "Eurorate Interest Period") and shall mature and be due and payable on the last day of the Eurorate Interest Period therefor or such earlier date as such Loan shall mature, whether by reason of acceleration or otherwise; provided, however, that no Eurorate Loan shall mature later than the Maturity Date. Each LIBOR Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 and shall be for a period of up to one month as selected by Borrower (each such period, a "LIBOR Interest Period") and shall mature and be due and payable on the last day of the LIBOR Interest Period therefor or such earlier date as such Loan shall mature, whether by reason of acceleration or otherwise; provided, however, that no LIBOR Loan shall mature later than the Maturity Date.

Eurorate Loans shall bear interest from the date of drawdown to the date when due at the Adjusted Eurorate plus the Applicable Margin and LIBOR Loans shall bear interest from the date of draw down to the date when due at Adjusted LIBOR plus the Applicable Margin.

Accrued and unpaid interest shall be due and payable for Eurodollar Loans on the earlier of the last day of each Interest Period therefor and the Maturity Date as well as upon any prepayment thereof to the extent accrued on the amount prepaid.

In the event (i) Borrower shall default in making a borrowing of Eurodollar Loans after Borrower has given notice requesting the same in accordance with the provisions of this Agreement or (ii) a Eurodollar Loan is prepaid prior to the end of the Interest Period therefor, whether by reason of acceleration or otherwise, Borrower shall indemnify Lender against any loss or expense which it may sustain or incur as determined by Lender as a consequence of such default or prepayment as the case may be.



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6.       Overdue Amounts:

Principal, interest (to the extent permitted by law) and other amounts due hereunder or under any other Credit Document that are not paid on the date when due shall bear interest (before as well as after judgment) payable on demand at 2% over the Base Rate from and including the date when such payment was due to, but excluding the date of receipt of payment.

7.       Terms of Letters of Credit:

Each Letter of Credit (a) shall be governed by the provisions hereof and of the relevant Application and (b) shall expire on a Business Day no later than 30 days after the date of its issuance; provided, however, that no Letter of Credit shall expire later than the Maturity Date. Borrower shall pay to Lender a commission on each Letter of Credit at a rate equal to the Applicable Margin, calculated on the maximum amount available for drawing thereunder and payable in advance on the date of issuance (and on any date of extension) of such Letter of Credit. In addition, Borrower shall pay to Lender a non-refundable (a) issuance fee with respect to each Letter of Credit in the amount of $200, payable in advance on the date of issuance of such Letter of Credit and (b) amendment fee with respect to each amendment to any Letter of Credit in the amount of $100, payable in advance on the date of such amendment.

8.       Calculations; Payments:

All calculations of interest hereunder shall he made on the basis of a 360-day year for the actual number of days elapsed. All payments of principal, interest or other amounts due under the Credit Documents shall be made without set-off, counterclaim or any other deduction no later than 11:00 A.M. (New York time) on the date when due in immediately available funds at the offices of Lender for its account. If any such payment falls due on a day which is not a Business Day, the date of payment shall be the preceding Business Day.

9.       Increased Costs:

In the event of the introduction of, or any change in, any applicable law, rule, regulation or official directive (whether or not having the force of law), or in the interpretation or application thereof by any governmental authority after the date hereof which results in an increase in the cost to Lender of making or maintaining or which reduces the rate of return on capital of Lender as a consequence of its obligations with respect to, the Loan or Letters of Credit by reason of reserve (including, without limitation, the imposition of any reserves with respect to Eurocurrency Liabilities), capital adequacy or similar requirements, or which results in a reduction of amounts otherwise receivable by Lender from Borrower of principal interest or other fees and charges hereunder and thereunder by reason of tax (other than tax on the overall net income of Lender), levy, impost, fee, charge, withholding or similar requirements of any kind, Borrower will pay to Lender upon demand an amount equal to such actual increased cost or reduction. If Borrower becomes liable for the payment of any additional amounts by reason of the immediately preceding sentence, it may avoid further liability for such additional amounts by (a) as to outstanding Loans, giving Lender prior written notice of its intention to prepay, and by prepaying forthwith, such Loans in full, together with all interest, fees and other amounts or charges incurred thereon and due hereunder (including such additional amounts for the period



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prior to prepayment pursuant to the immediately preceding sentence as well as such additional amounts to compensate Lender for all reinvestment or liquidation loss, cost or expense incurred by Lender by reason of such prepayment) and (b) as to each outstanding Letter of Credit, seeking and obtaining replacements therefor from other financial institutions satisfactory to Lender which fully cancel all obligations of Lender under such Letter of Credit (which shall thereupon be returned to Lender) and the relevant Application and paying to Lender in full on the date of replacement all interest, fees and other amounts or charges due relating to such obligations.

10.      Representations and Warranties:

The Borrower represents and warrants as of the date hereof and as of the date of each Loan made or Letter of Credit issued that:

                  i. (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) it is in good standing therein, (c) it is duly qualified to transact business in all jurisdictions where such qualification is necessary except where failure to qualify would not have a Material Adverse Effect, (d) no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Credit Documents and (e) it has the legal right and corporate power and authority to execute and deliver the Credit Documents and all documents, instruments and agreements related thereto and perform the transactions and agreements contemplated thereby;

                  ii. the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate action;

                  iii. the Credit Documents have been duly executed and delivered by it, and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

                  iv. it is not in default under any agreement to which it is a party or by which its assets or properties are bound except as such default would not have a Material Adverse Effect and the execution and delivery of, and the performance by it under, the Credit Documents do not and will not contravene any Requirement of Law, nor result in a breach or default under any agreement to which it is a party or by which its assets or properties are bound;

                  v. there are no actions, suits or proceedings of any kind pending or threatened against Borrower or its assets or properties which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  vi. the consolidated balance sheet of Borrower dated as of, and the related statements of income and retained earnings and cash flows for the fiscal year ended, December 31, 2000 reported on by Deloitte & Touche, copies of which have heretofore been furnished to Lender, fairly present the consolidated financial position of Borrower and its consolidated Subsidiaries as of December 31, 2000 and the results of their consolidated operations for the



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fiscal year then ended, all in conformity with GAAP and since December 31, 2000 there has been no development or event nor any prospective development or event which has had, or could reasonably be expected to have, a Material Adverse Effect;

                  vii. it has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or has made provision for the payment of all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessment it is contesting in good faith by appropriate proceedings and with respect to which it shall, to the extent required by GAAP, have set aside adequate reserves on its books except where failure to file local or state tax returns would not have a Material Adverse Effect;

                  viii. no part of the proceeds of any Loan will be used for "purchasing" or "carrying" "margin stock" within the respective meanings of such quoted terms under Regulations G, T, U and X of the Board or for any purpose which violates, or which would cause Lender to violate, the provisions of any such regulations;

                  ix. it is not subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940, each as amended, or to any Federal or state statutes or regulations limiting its ability to incur the indebtedness contemplated under, or otherwise affecting the validity or enforceability of, the Credit Documents; and

                  x. it is in compliance with all Requirements of Law except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

11.      Covenants:

Until the later of (a) the Expiration Date and (b) the date on which all obligations of Borrower in respect of the Credit Documents are indefeasibly paid in cash in full, Borrower agrees and covenants with Lender as follows:

         (i) Borrower shall provide Lender with (A) its annual consolidated financial statements within 90 days after the end of each of its fiscal years,
(B) its quarterly consolidated financial statements within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years and (C) prompt written notice of any Default or Event of Default upon a Responsible Officer becoming aware thereof. Borrower shall deliver and furnish to Lender the materials specified in Sections 7.01 and 7.02 of the Credit Agreement and shall notify Lender of the matters specified in Section 7.03 thereof, in each case not later than the times specified in the Credit Agreement. Not later than the tenth day of each month Borrower shall deliver to Lender a certificate setting forth as of the last day of the preceding month the following information as to the facilities established under the Credit Agreement: the amount of the Aggregate Commitments, the amount of the outstanding Committed Loans and the Applicable Currencies thereof, the amount of the outstanding Bid Loans and the Applicable Currencies thereof, and the amount of the outstanding Letters of Credit thereunder and the other L/C Obligations and the Applicable Currencies thereof.

         (ii) Borrower shall preserve and maintain in full force and effect its corporate existence.


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         (iii) Borrower shall take all reasonable action to preserve and maintain all governmental rights, privileges and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 of the Credit Agreement and sales of assets permitted by Section 8.02 and except for the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect.

         (iv) Borrower shall not sell, lease, transfer or otherwise dispose of all or any material portion of its assets (in each case, whether in one transaction or in a series of transactions) except as permitted under Section
8.02 of the Credit Agreement.

         (v) Borrower shall not consolidate with, or merge into, any other Person (unless Borrower is the surviving corporation) except as permitted by
Section 8.03 of the Credit Agreement.

         (vi) Borrower shall not engage in any material line of business substantially different from those lines of business carried on by the Borrower on the date hereof.

         (vii) Borrower's obligations hereunder shall rank pari passu with all other unsecured and unsubordinated indebtedness of Borrower.

12.      Events of Default:

The occurrence of any one or more of the following events shall constitute an "Event of Default" under the Credit Documents:

                  i. if Borrower shall (a) fail to repay the principal of any Loan or to reimburse the amount of any drawing under a Letter of Credit when due and payable or (b) fail to pay interest on any such Loan or any other amounts due under the Credit Documents within five days of the date on which such payment of interest or other amount was due and payable;

                  ii. if Borrower shall fail to perform any of its obligations for any payment in respect of any Indebtedness (other than Indebtedness described in subsection 12(i)), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether at scheduled maturity or upon acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or if Borrower shall default under any agreement or instrument relating to such Indebtedness or any other event shall occur and continue after any grace period applicable thereto, if the effect of such default or event is to accelerate, or permit the acceleration of, the maturity of such Indebtedness;

                  iii. if Borrower or any Subsidiary of Borrower shall:

                           (a) commence a voluntary case or other proceeding
                  seeking, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other



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

                  similar official of it or any material part of its property, shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

                           (b) suffer the commencement of an involuntary case or
                  other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any material part of its property, and such involuntary case or other proceeding shall not be controverted by appropriate proceedings within 30 days of the commencement thereof or shall remain undismissed or undischarged for a period of 60 days; or suffer the entry of an order for relief or be adjudicated a bankrupt or insolvent under the bankruptcy, insolvency or similar laws of any competent jurisdiction;

                  iv. if any representation, warranty or statement made by Borrower in any Credit Document or in any certificate or statement furnished pursuant to, or in connection with, any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

                  v. if Borrower shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed pursuant to any Credit Document and such failure continues unremedied for five Business Days (other than those covered by subsection 12(i));

                  vi. if one or more non-interlocutory judgments or decrees shall be entered against Borrower or any of its Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by insurance) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and all such judgments and decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

                  vii. if there shall occur any of the events or defaults set forth in any Application;

                  viii. if a Change of Control shall occur.

Upon the occurrence of any Event of Default (other than any Event of Default specified in subsection 12(iii) in respect of Borrower), Lender may, by written notice to Borrower, declare this Agreement canceled and/or declare all amounts outstanding under this Agreement and the Note (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be immediately due and payable in full, whereupon this Agreement shall be canceled and/or such amounts shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default specified in subsection 12(iii) in respect of Borrower, this Agreement automatically shall be canceled and all such amounts outstanding automatically shall become immediately due and payable in full, in each case without notice, presentment, demand, protest or other action of any kind, all of which are hereby expressly waived by Borrower.

The rights and remedies of Lender under this Agreement are in addition to, and not in substitution of, the rights and remedies Lender is entitled to exercise at law, in equity and under the other Credit Documents.

13.      Effectiveness of Agreement; Conditions Precedent:

The effectiveness of this Agreement is subject to receipt by Lender, in form and substance satisfactory to it, of each of the following:

                  i. a copy of the articles of incorporation or comparable organizational document of Borrower, duly certified by the Secretary of State of Delaware as of a recent date;

                  ii. a copy of the by-laws or comparable organizational document of Borrower, duly certified by Borrower's Secretary or Assistant Secretary as in full force and effect;

                  iii. a copy of Borrower's resolutions certified by the Secretary or Assistant Secretary of Borrower authorizing Borrower to enter into the transactions contemplated by the Credit Documents to which Borrower is a party, including, without limitation, borrowing from Lender in the aggregate amount contemplated hereunder, and evidencing the authority of the officer(s) named therein to sign the Credit Documents and such other documents on behalf of Borrower as Lender shall require;

                  iv. a certificate of incumbency and specimen signatures of the authorized signers of the Credit Documents issued by the Secretary or Assistant Secretary of Borrower;

                  v. a Note payable to the order of Lender, duly executed and delivered by an authorized officer of Borrower; and

                  vi. such other documents, instruments or agreements as Lender shall reasonably request.

An additional condition precedent to the issuance of a Letter of Credit is the receipt by Lender of a duly executed Application in respect of such Letter of Credit.

Each utilization by Borrower hereunder shall constitute a representation and warranty that (a) each of the representations and warranties made by Borrower contained herein or in any other Credit Document shall be true and correct on and as of the date of such utilization as if made on and as of such date and (b) no Default or Event of Default exists (either immediately before or immediately after giving effect to such utilization).

14.      Authorization to Debit; Right of Set-Off:

With respect to the payment of amounts due hereunder, Borrower hereby authorizes Lender to debit any demand deposit account of Borrower maintained with Lender for such amount when due. In the event Borrower shall default in the payment of any amount due hereunder or under the other Credit Documents, Lender shall have the right to set off and apply any deposit, general or special, time or demand, provisional or final, at any time held or owing by any branch or office of Credit Lyonnais S.A. to, or for the credit of, Borrower.

15.      Indemnity:

Borrower agrees: (a) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under any Credit Document and any other document prepared in connection therewith (including, without limitation, fees and disbursements of counsel to Lender),
(b) to pay, indemnify and hold Lender harmless from any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other document and (c) to pay, indemnify and hold Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, any Credit Document or any other documents contemplated by or referred to therein or any action taken or omitted to be taken by Lender with respect to any of the foregoing (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that Borrower shall have no obligation hereunder to Lender with respect to Indemnified Liabilities arising solely from the gross negligence or willful misconduct of Lender. Without prejudice to the survival of any other provision hereof, the terms of this Section 15 shall survive the termination of this Agreement and the repayment of the Note and all other amounts payable hereunder.

16.      Governing Law:

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

17.      No Waiver; Severability; Integration:

The failure or delay by Lender to exercise any right, power or remedy under this Agreement or any other Credit Document or with respect to the indebtedness evidenced hereby or thereby shall not operate as a waiver thereof, nor shall the exercise of any single or partial right, power or remedy preclude any other or further exercise of the same or any other right, power or remedy. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Agreement and the other Credit Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

18.      Jurisdiction; Venue; Waiver of Jury Trial:

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State or federal court of the United States of America sitting in New York City, whether trial or appellate, in any action or proceeding arising out of, or relating to, this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court and consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents in the courts of any jurisdiction.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERLCLAIM ARISING OUT OF, OR RELATING TO, ANY CREDIT DOCUMENT OR OTHER ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

19.      Successors and Assigns:

This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender.

20.      Assignments; Pledges to Federal Reserve Bank:

Lender may, at any time and from time to time, assign to any branch, lending office or affiliate of Credit Lyonnais S.A. all or any part of its rights and obligations under the Credit Documents by notification thereof to Borrower.

Nothing herein shall prohibit Lender from pledging or assigning the Note to any Federal Reserve Bank in accordance with applicable law.

If the foregoing is acceptable, kindly acknowledge your agreement with the terms and conditions hereof by having one original copy of this Agreement signed by duly authorized officer(s) of Borrower (pursuant to its resolutions) and returned to Lender as soon as possible.

                                             Yours truly,


                                             CREDIT LYONNAIS
                                             CHICAGO BRANCH


                                             By:_______________________________
                                             Name:_____________________________
                                             Title:____________________________

                                             Address for Notices:

                                             Credit Lyonnais Chicago Branch
                                             Attn: Corey Billups
                                             227 West Monroe Street, Suite 3800
                                             Chicago, IL 60606
                                             Facsimile Number:  (312) 641-0527

Acknowledged and Agreed:

IDEX CORPORATION

By:__________________________
Name:________________________
Title:_______________________

Address for Notices:
IDEX Corporation
Attention: Doug Lennox
630 Dundee Road
Northbrook, Illinois 60062
Facsimile Number: 847-498-3940

                                      NOTE

                                                        Chicago, Illinois

                                                        December 3, 2001

         For value received, IDEX Corporation, a Delaware corporation ("Borrower"), promises to pay to the order of Credit Lyonnais Chicago Branch ("Lender") the lesser of (a) twenty million United States Dollars ($20,000,000) and (b) the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the Offer (as hereinafter defined) on the dates provided for therein. Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Offer. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Credit Lyonnais Chicago Branch, 227 West Monroe Street, Suite 3800, Chicago, IL 60606.

         All Loans made by Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by Lender and, if Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by Lender in the schedule attached hereto or on a continuation of such schedule attached to and made a part hereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower hereunder or under the Offer.

         This note is the Note referred to in the Offer, dated as of December 3, 2001, between Borrower and Lender (as the same may be amended, supplemented or otherwise modified from time to time, the "Offer"). Terms defined in the Offer are used herein with the same meanings. Reference is made to the provisions of the Offer for, among other things, prepayment of the Loans and the acceleration of the maturity thereof.

                                ______________________________



                                By____________________________

                         LOANS AND PAYMENTS OF PRINCIPAL

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                           Amount               Type             Amount of
   Date                      of                  of              Principal            Maturity           Notation
                            Loan                Loan              Repaid                Date             Made By
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
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